EXHIBIT 23.1a


CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Capitol Bancorp Limited
Lansing, Michigan

We hereby consent to the use in the proxy statement/prospectus constituting a part of Amendment No. 1 to the Registration Statement on Form S-4 of our report dated January 31, 2002 relating to the consolidated financial statements of Capitol Bancorp Limited, which is attached to that proxy statement/prospectus, and to the incorporation in the proxy statement/prospectus of our report dated January 31, 2002, relating to the consolidated financial statements appearing in the Company's 2001 Annual Report to shareholders and incorporated by reference in the company's annual report on Form 10-K for the year ended December 31, 2001. We also consent to the reference to us under the caption "Experts" in the proxy statement/prospectus.


/s/ BDO SEIDMAN, LLP


Grand Rapids, Michigan
November 15, 2002